UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 21, 2003
Date of Report (date of earliest event reported)

Avanex Corporation

(Exact name of Registrant as specified in its charter)

Delaware	000-29175	94-3285348

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

40919 Encyclopedia Circle
Fremont, California 94538

(Address of principal executive offices)

(510) 897-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

     On July 31, 2003, Avanex Corporation, a Delaware corporation (“Avanex”), completed its acquisition of all of the outstanding equity of Alcatel Optronics France SA, a subsidiary of Alcatel, a société anonyme organized under the laws of France (“Alcatel”), and its purchase of certain assets of the photonic technologies business of Corning Incorporated, a New York corporation (“Corning”), in accordance with the Share Acquisition and Asset Purchase Agreement dated May 12, 2003 by and between Avanex, Alcatel and Corning (the “Purchase Agreement”). A copy of the Purchase Agreement is attached as Exhibit 2.1 to Avanex’s Current Report on Form 8-K filed with the SEC on May 16, 2003.

     In connection with the completion of the transactions described above, Avanex acquired certain intellectual property, technology, inventory, facilities and equipment previously used in Alcatel’s and Corning’s optical components businesses. Avanex intends to continue such use in its own business.

     Pursuant to the Purchase Agreement, Avanex issued to Alcatel an aggregate of 35,369,834 shares of Avanex common stock and issued to Corning an aggregate of 21,474,542 shares of Avanex common stock, representing 28% and 17%, respectively, of the outstanding shares of Avanex common stock on a post-transaction basis. The purchase price was determined through an arms-length negotiation between the parties. The shares issued to Alcatel and Corning were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption provided by Regulation D under the Securities Act.

     This Current Report on Form 8-K attaches hereto as Exhibit 99.1 and incorporates by reference herein the unaudited pro forma condensed combined financial information of Avanex Corporation, the Optronics division of Alcatel and the optical components business of Corning for the three months ended September 30, 2003 and for the year ended June 30, 2003.

Item 7. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Combined Financial Information of Avanex Corporation, the Optronics Division of Alcatel and the Optical Components Business of Corning for the three months ended September 30, 2003 and for the year ended June 30, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

AVANEX CORPORATION

By:	/s/ Anthony A. Florence

Anthony A. Florence
Vice President, Corporate Affairs

Date: November 21, 2003

2

EXHIBIT INDEX

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Combined Financial Information of Avanex Corporation, the Optronics Division of Alcatel and the Optical Components Business of Corning for the three months ended September 30, 2003 and for the year ended June 30, 2003.